Steuben Investment Company II, L.P.
1900 N. Akard Street
Dallas, Texas 75201-2300

February 5, 2014

Principal Solar, Inc.
2700 Fairmount
Dallas, Texas 75201
Attn: Michael Gorton

Re: Letter Agreement Regarding Treatment of Certain Payments Owed Related to Delayed Registration

Ladies and Gentlemen:

Reference is made to that certain Registration Rights Agreement (the "**Agreement**"), dated June 14, 2013, between Principal Solar, Inc. (the "**Company**") and Steuben Investment Company II, L.P. ("**Steuben**"). Capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

The Agreement required the Company to cause the filing of a registration statement with the Commission registering for resale all Shares held by Steuben by October 12, 2013 and that such registration statement would be declared effective by the Commission by January 10, 2014. Pursuant to Section 1.4 of the Agreement, certain payments are to be made by the Company to Steuben in the event the aforementioned registration related deadlines were not satisfied (the "**Payments**"). As of the date hereof, the amount of the outstanding Payments owed by the Company to Steuben as a result of the failure to satisfy the registration deadlines set forth in the Agreement is $32,000 (the "**Outstanding Balance**").

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Steuben hereby agree as follows:

1. Treatment of Payments. Subject to Section 3 hereof, all Payments owing under Section 1.4 of the Agreement will immediately cease accruing notwithstanding delays in the registration of the Shares. The payment of the Outstanding Balance will be automatically forgiven by Steuben upon the earlier to occur of (i) the registration of all of the Shares for resale with the Commission and (ii) compliance with the terms of Section 4.1(b) of the Agreement for a period of two years after the First Effective Date (the "**Compliance Period**"). Prior to the occurrence of a 144 Default (as defined below) and subject to Section 3 hereof, the Outstanding Balance shall not be considered due.

2. Remedies. In the event the Company breaches the terms of Section 4.1(b) of the Agreement during the Compliance Period (a "**144 Default**"), the Company will promptly thereafter pay to Steuben the entire Outstanding Balance. Except with respect to payments owed pursuant to Section 1.4 of the Agreement, the payment of the Outstanding Balance will not affect or diminish Steuben's rights to require performance by Company of any provisions of the Agreement or its

remedies under the Agreement, including, without limitation, with respect to Section 4.1(b) thereof.

3. Effectiveness. This Agreement will terminate in its entirety in the event the First Effective Date does not occur prior to July 1, 2014. In the event of such a termination, all Payments owed by Company pursuant to Section 1.4 of the Agreement will be calculated and due as originally set forth in the Agreement without giving effect to the terms of this Letter Agreement whatsoever.

4. Miscellaneous.

   a. This Letter Agreement, the Agreement and such other documents expressly referred to in the Agreement constitute the entire agreement and understanding of the parties with respect to the matters set forth herein. This Letter Agreement may not be amended except by a written instrument executed by all of the parties hereto. Except as expressly set forth herein, the Agreement remains in full force and effect.

   b. This Letter Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns, although no party may assign any of its rights or obligations hereunder without the prior written consent of the other parties.

   c. This Letter Agreement may be executed in any number of counterparts and in .pdf or similar electronic format, each of which shall constitute an original and all of which shall constitute one and the same instrument.

Please sign and return one copy of this Letter Agreement to evidence your acceptance of and agreement to the foregoing, whereupon this Letter Agreement will become binding on each of the undersigned.

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Very truly yours,

STEUBEN INVESTMENT COMPANY II, L.P.

By: RLH Management, Inc.

By: ______________________________
Name: Elizabeth A. Lund
Title: Vice President

By: Steuben Co-GP, Inc.

By: ______________________________
Name: Elizabeth A. Lund
Title: Senior Vice President

Acknowledged and accepted this 27th day of March, 2014:

PRINCIPAL SOLAR, INC.

By: ______________________________
Name: Michael Gorton
Title: Chief Executive Officer